EXHIBIT 10.53

DIRECTOR COMPENSATION ARRANGEMENTS

Board Service

Our non-employee directors receive grants of common stock, stock options or restricted stock units to compensate them for their service on the Board of Directors each year, with the number of securities determined as set forth below. Non-employee directors do not receive any other compensation, in the form of cash or otherwise, for service on the Board of Directors or its committees, other than reimbursement of reasonable expenses and as described below under the caption “Service with Respect to ARIAD Gene Therapeutics, Inc.”. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board of Directors.

Upon election to the Board of Directors	25,000 stock options

Upon re-election to the Board of Directors (every three years)	20,000 stock options

Annually	10,000 shares of common stock or 10,000 restricted stock units, at each director’s election

All awards are granted under our 2006 Long Term Incentive Plan. The stock options have a term of ten years and vest one-third annually over three years, with an exercise price equal to the fair market value of our common stock on the date of grant. Each continuing director may elect at his or her discretion to receive the annual stock grants in the form of shares of common stock or restricted stock units, each of which will be fully vested upon grant. Issuance of shares upon liquidation of stock units will be subject to payment limitations under Section 409A of the Internal Revenue Code.

Service with Respect to ARIAD Gene Therapeutics, Inc.

On March 6, 2007, upon recommendation of the Compensation Committee, our Board of Directors, with Harvey J. Berger, M.D. and Jay R. LaMarche abstaining, revised our director compensation arrangements to provide additional compensation to the independent and disinterested directors of the Board, or the Independent Directors, for their service in connection with the evaluation of strategic alternatives with respect to acquiring the 20% minority interest of the Company’s subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI, that ARIAD Pharmaceuticals, Inc. does not currently own. The Independent Directors consist of all of the directors other than Dr. Berger and Mr. LaMarche, who own shares of the common stock of AGTI. The revised compensation arrangements provide that each Independent Director will receive, in addition to compensation received under our existing director compensation arrangements noted above, a one-time cash payment of $10,000 on or about April 1, 2007. In addition, for each past and future meeting of the Independent Directors related to their evaluation of the strategic alternatives regarding AGTI, each such director will receive $1,000 for each such meeting attended in person and $500 for each such meeting attended by phone; provided that the aggregate of all fees paid (including the one-time fee) shall not exceed $25,000 per director.